EXHIBIT 99.4

Webroot EMEA Tweets (@WebrootEMEA), November 11, 2019

Exciting Webroot news, @Carbonite to Be Acquired by OpenText for $23.00 Per Share. https://investor.carbonite.com/news-releases/news-release-details/carbonite-be-acquired-opentext-2300-share?sf223382645=1